Exhibit 99.2

TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

Host

Elizabeth Lynn, Head of Investor Relations

Speakers

Michael Corbat, Citi Chief Executive Officer

Mark Mason, Citi Chief Financial Officer

PRESENTATION

OPERATOR: Hello and welcome to Citi's Third Quarter 2020 Earnings Review with the Chief Executive Officer, Mike Corbat; and Chief Financial Officer, Mark Mason. Today's call will be hosted by Elizabeth Lynn, Head of Citi Investor Relations.

We ask that you please hold all questions until the completion of the formal remarks, at which time you will be given instructions for the question-and-answer session. Also, as a reminder, this conference is being recorded today. If you have any objections, please disconnect at this time.

Ms. Lynn, you may begin.

ELIZABETH LYNN: Thank you, operator. Good morning and thank you all for joining us. On our call today, our CEO, Mike Corbat will speak first; then Mark Mason, our CFO, will take you through the earnings presentation, which is available for download on our website, citigroup.com. Afterwards, we will be happy to take questions.

Before we get started, I'd like to remind you that today's presentation may contain forward-looking statements, which are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results, capital and other financial conditions may differ materially from these statements due to a variety of factors, including the precautionary statements referenced in our discussion today and those included in our SEC filings, including, without limitation, the Risk Factors section of our 2019 Form 10-K.

With that said, let me turn it over to Mike.

MIKE CORBAT: Thank you, Liz, and good morning, everyone. Today, we reported earnings for the third quarter of 2020. We had net income of $3.2 billion and earnings per share of $1.40. We continue to navigate the COVID-19 pandemic extremely well. Credit costs have stabilized, deposits continued to increase, and revenues are up 3% year-to-date.

As you know, last week we entered into consent orders with the Federal Reserve and the OCC, and I will discuss how we are approaching those after I go through our business and financial performance.

Our Institutional Clients Group continues to perform extremely well. Investment Banking had another strong quarter accessing the capital markets for our clients and Private Bank revenues are now up 9% year-to-date. Treasury and Trade Solutions, the backbone of our global network is down only 4% for the quarter and 5% for the year in constant dollars despite significantly lower interest rates.

Trading performance was strong as well, with fixed income and equities up 42% and 18%, respectively year-to-date. Global Consumer Banking revenues remain under pressure due to the economic impact of the pandemic, predominantly driven by the decline in credit card spending.

At the same time, deposits continued to increase significantly, credit costs decreased, and we saw more investment activity from our wealth management clients. On balance, our Global Consumer Banking franchise has shown resilience in light of the challenges we're facing.

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

Our capital position strengthened during the quarter with our Common Equity Tier 1 ratio increasing to 11.8%, well above our regulatory minimum of 10%. Our tangible book value per share increased to $71.95, up 4% from a year ago. And we remain committed to returning capital to our shareholders over time.

Turning to the consent orders. They focus on four areas that impact our risk and control environment: risk management, data governance, controls and compliance. What ties these areas together is the need to modernize our infrastructure, governance and processes.

We've had remediation programs in place. And while we've been making progress in these areas, we're simply not where we need to be. While this is disappointing, we're committed to thoroughly addressing the issues identified in the orders and modernizing our bank.

As many of you know, we've been making structural changes in accelerating investments. We've centralized program management and learned from unsparing root cause analysis from outside firms. We're laser-focused on reducing manual touch points, automating processes and ensuring accurate data can be accessed quickly when we're producing management and regulatory reports.

More importantly, we're making strengthening our risk and control environment and achieving operational excellence a strategic priority for the firm going forward. This won't be a quick or easy fix. We need to conduct an in-depth gap analysis to ensure our solutions are tailored to the issues we face and get us to the necessary end state. While we can't fully scope out the costs yet for a multiyear transformation, I can tell you with certainty that we're committing all the necessary resources while continuing to serve our clients.

Importantly, we're aligned with our regulators as far as timelines are concerned, so we'll not jeopardize the quality or completeness for speed. Collectively, these investments will not only further enhance our safety and soundness. They'll also create a digital infrastructure that will make us more efficient, more competitive and significantly improve our ability to serve our clients and customers. So these are investments we need to make.

In hindsight, we should have done them faster and prevented it from coming to this. But our firm has made tremendous progress in recent years, whether it's de-risking our balance sheet or improving our efficiency and business performance to close the gap in returns with our competitors. Our foundation is sound, stable and secure. Our performance during this pandemic shows the progress we've made. Achieving excellence in our risk and control environment and our operations is necessary for Citi to take the next step forward.

Our franchise is made up of committed and capable people who make us proud every day. They've done everything asked of them, and I know they'll continue to do so in the times ahead. Ahead of the transition in February, Jane is driving this transformation, and the entire management team is committed to getting Citi to where it needs to be and doing it the right way.

With that, Mark will go through the presentation, and then we'd be happy to take your questions.

MARK MASON: Thank you, Mike, and good morning, everyone. Starting on slide 3. Citigroup reported third quarter net income of $3.2 billion, which included a modest increase in credit reserves of roughly $300 million this quarter. Reported results also include the $400 million civil money penalty in connection with the consent orders that Mike just mentioned, which negatively impacted EPS by $0.19.

For the quarter, revenues of $17.3 billion declined 7% from the prior year. While Trading and Investment Banking remained strong, this was more than offset by the combined impact of lower interest rates and lower levels of activity in consumer. Expenses were up 5% year-over-year, as we continue to invest in infrastructure supporting our risk and control environment. Credit costs of $2.3 billion were meaningfully lower relative to the first half of the year. Our effective tax rate was 20% for the third quarter.

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

Looking at year-to-date results, we delivered net income of over $7 billion, even as we increased credit reserves by roughly $11 billion. We grew revenues by 3%, predominantly reflecting continued strength in our Markets and Investment Banking businesses, while expenses increased 1% year-over-year, allowing us to deliver positive operating leverage and a 6% increase in operating margin.

In constant dollars, end-of-period loans declined 4% year-over-year to $667 billion, reflecting a higher level of repayments across institutional and consumer as well as a slowdown in draws in our institutional businesses and lower spending activity in consumer.

Deposits grew 16% with consistent client engagement, reflecting the benefits of our global platform across both the institutional and consumer franchises, which also serve to strengthen our available liquidity.

And three quarters of the way through the year, we continue to manage well through this crisis with significant capital and liquidity as well as a significant cushion in the form of credit reserves.

As of September 30, our CET1 capital ratio was 11.8%, close to 200 basis points above our regulatory minimum requirement. We have over $950 billion in available liquidity. We have more than doubled credit reserves since the end of last year. Today, they stand at nearly $29 billion. And including the modest increase taken this quarter, our reserve ratio was roughly stable at 4% on funded loans. And as we discussed last quarter, we feel good about our ability to continue to support our clients as we all manage through this crisis.

On slide 4, we provide additional detail on reserving actions so far this year. As a reminder, these reserves include our estimate of lifetime credit losses tied to a specific base scenario as well as a management adjustment for economic uncertainty, which provides some room in the event of a more adverse outcome.

In the first quarter, our base scenario reflected a short-lived downturn followed by a recovery in the back half of 2020, with unemployment falling to 7% by year-end and full-year GDP close to prior year levels.

By the end of the second quarter, our base case assumed a more severe and protracted downturn this year, but with a sharper recovery into next year. And now you can see we are expecting a somewhat more muted and slower recovery in both unemployment and GDP through 2022.

I would note, however, that our forward-looking view on a rolling 13-quarter basis in unemployment, as an example, is continuing to improve as we move further beyond the peak of the crisis. And our outlook for other variables like VIX and oil prices is also important and generally improved this quarter.

So, on a net basis, we did not see a significant impact on reserves from the change in our base macro outlook this quarter. But we did add to our management adjustment for economic uncertainty, which grew from $2.3 billion to $3.1 billion during the quarter, partially offset by lower loan volumes and other small items.

Today, we are factoring in a downside scenario that is more adverse relative to our base case. For example, we are incorporating a more significant deterioration in US GDP growth rates, which is now close to 9% lower than our base case in 2021 versus our second quarter outlook that was only 1% lower than the base case.

So all else being equal, if the management adjustment had not changed, we would have seen a reserve release of roughly $500 million in the quarter. Looking at the level of reserves we hold today, we believe that we are well prepared for expected credit losses having reserved for something worse than our base case.

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And given the lifetime nature of the CECL methodology and the conservative nature of our management adjustment, it is now more likely than not that we'll see reserve releases and our ACL come down in 2021 to offset future losses as we continue to progress through the crisis, assuming our base case holds.

Although this may be offset somewhat as we would likely need to build additional reserves to cover future loan growth as the economy recovers and we support our clients' needs.

Turning now to each business, slide 5 shows the results for Global Consumer Banking in constant dollars. GCB delivered EBT of $1.4 billion. While revenues remained under pressure, credit costs were down considerably this quarter, reflecting a small ACL release and lower net credit losses, in particular, in the US where we're seeing a continued benefit from government stimulus and other relief.

Revenues declined 12%, as continued strong deposit growth and momentum in Asia wealth management was more than offset by lower card volumes and lower interest rates across all regions. And expenses decreased 2%, as lower volume-related expenses, reduction in marketing and other discretionary spending and efficiency savings were partially offset by increases in COVID-19-related expenses.

Slide 6 shows the results for North America consumer in more detail. Total third quarter revenues of $4.5 billion were down 13% from last year. Branded cards revenues of $2.1 billion were down 12%, reflecting lower purchase sales and lower average loans. As seen across the industry, purchase sales have continued to recover during the third quarter, up 16% sequentially, but still down 9% versus last year.

At the same time, we're seeing an increase in payment rates, as consumers remain liquid, and we have not yet seen stress in their overall ability to pay. So while purchase activity has improved, our clients are also paying down more quickly, resulting in pressure on our loan balances. This is creating a revenue headwind, but it is also benefiting cost of credit, as delinquencies and losses have outperformed our initial expectations for 2020.

Retail services revenues of $1.4 billion were down 21% year-over-year, reflecting lower average loans as well as higher partner payments. Net interest revenues were down 16%, as average loans declined by 10% on lower purchase sale activity and higher payment rates.

Similar to branded cards, purchase sales recovered sequentially this quarter, up 18%, but remained down 8% year-over-year. Higher partner payments drove the remainder of the revenue decline versus last year, reflecting the impact of lower loss expectations in 2020 and, therefore, higher income sharing.

During the quarter, we launched a new digital credit card program with Wayfair. With this partnership, we further diversified our portfolio with a leading e-commerce retailer and now provide half of the top 10 US e-commerce companies in 2020, with consumer credit card programs.

Retail banking revenues of $1.1 billion were down 2% year-over-year as strong deposit growth and higher mortgage revenues were more than offset by lower deposit spreads. Average deposits were up 19%, including 26% growth in checking. We saw continued momentum in digital deposit sales with more than two-thirds coming from customers outside of our branch footprint. And we will continue to look for opportunities to deepen our relationships with these customers, including through our investments in digital wealth capabilities.

Total expenses for North America consumer were down 3% year-over-year, as we managed our marketing and other discretionary expenses while recognizing efficiency savings and lower volume-related costs, which more than offset incremental COVID-19-related expenses. Total credit cost of $1.2 billion decreased 23% from last year, reflecting lower net credit losses, as well as a modest reserve release.

On slide 7, we show results for International Consumer Banking in constant dollars. In Asia, revenues declined 13% year-over-year in the third quarter. Cards revenues declined by 23%, reflecting lower activity

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

levels with purchase sales down 17% year-over-year. We're continuing to see a disproportionate impact on Asia card revenues from the decline in travel spending, including lower travel-related interchange and foreign transaction fees. However, our strength in wealth management continued. We saw record investment revenues this quarter, up 16% reflecting continued strong client engagement with 7% growth in Citigold clients and 13% growth in net new money versus last year. And average deposit growth remained strong at 13% this quarter.

Turning to Latin America. Total consumer revenues declined 10% year-over-year. Similar to other regions, we saw good growth in deposits in Mexico this quarter, with average balances up 13%. However, deposit spreads remained under pressure and lending revenues were impacted by branch closures and a continued decline in the macro environment.

In total, operating expenses for our International Consumer Business were down 1% in the third quarter, reflecting efficiency savings and lower volume-related expenses. And cost of credit declined to $392 million with lower net credit losses and a modest reserve release this quarter, reflecting a change in accounting for third-party collection fees.

Slide 8 provides additional detail on global consumer credit trends. As I noted earlier, credit trends remain broadly stable to improving this quarter, given high levels of liquidity in the US, lower spending and the benefits of relief programs. However, we do expect losses to begin to rise next year and likely peak towards the end of 2021 as government stimulus and other programs roll off and unemployment remained elevated.

Turning now to the Institutional Clients Group on slide 9. ICG delivered EBT of $3.7 billion this quarter and $10.8 billion year-to-date. Revenues of $10.4 billion increased 5% in the third quarter, as strong performance in fixed income and equity markets, investment banking and the private bank was partially offset by lower revenues in TTS, corporate lending and security services.

In the third quarter, we continued to see strong client engagement across all of our institutional businesses, given our highly differentiated global platform, our progress in creating new digital solutions for clients and our full-service model, which allows us to capture natural linkages that exist across the franchise.

Turning now to the results for the businesses, starting with banking. Total banking revenues of $5.3 billion declined 2%. Treasury and Trade Solution revenues of $2.4 billion were down 6% as reported and 4% in constant dollars as strong client engagement and solid growth in deposits were more than offset by the impact of lower interest rates and lower commercial cards revenues.

Our average deposits were up 26% in constant dollars, and we had solid growth in underlying drivers despite the significant macro slowdown. One example of the continued client engagement that we have seen is in instant payments, where we are now live in 26 countries and have seen significant client demand for these capabilities.

Investment Banking revenues of $1.4 billion were up 13% from last year, reflecting solid growth in capital markets and continued share gains. Capital markets continued to be extremely strong, equity underwriting in particular, which allowed us to continue to support our clients in raising liquidity through IPOs, convertibles and follow-on offerings.

Private bank revenues of $938 million grew 8%, driven by strong client engagement, particularly in capital markets, as well as improved managed investment revenues and higher lending. Corporate lending revenues of $538 million were down 25% as higher volumes were more than offset by lower spreads. And while we continue to provide new loans and facilitate additional draws, we also saw significant repayments as we helped our investment-grade clients access capital markets, which led to the decline in end-of-period loans.

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

Total Markets and Securities Services revenue of $5.2 billion increased 16% year-over-year. And as we've seen over the prior two quarters, we continue to actively make markets for both our corporate and investor clients, as we help them navigate through the continued uncertain environment.

Fixed income revenues of $3.8 billion grew 18%, driven by strong performance across spread products and commodities. Equities revenues of $875 million were up 15% versus last year as solid performance in cash equities and derivatives, reflecting strong client volumes and more favorable market conditions, were partially offset by lower revenues in prime finance.

And finally, in Securities Services, revenues were down 5% on a reported basis and 4% in constant dollars as higher deposit volumes were more than offset by lower spreads.

Total operating expenses of $5.8 billion increased 3% year-over-year, reflecting continued investments in infrastructure, risk management and controls as well as higher compensation costs.

Total credit costs of $838 million were up meaningfully from last year, although down significantly on a sequential basis. We built $529 million in reserves this quarter. The increase is largely due to continued uncertainty in the economic environment going forward. As of quarter end, our overall funded reserve ratio was 1.8%, including 5.7% on the non-investment-grade portion. Total net credit losses were $326 million. Finally, total non-accrual loans declined roughly $400 million sequentially to $3.6 billion, reflecting write-offs and repayments across the portfolio.

Slide 10 shows the results for Corporate/Other. Revenues declined significantly from last year, reflecting the wind down of legacy assets and the impact of lower rates as well as marks on securities.

Expenses were up as the wind-down of legacy assets was more than offset by investments in infrastructure, risk management and controls, incremental costs associated with COVID-19 and the $400 million civil money penalty that I mentioned earlier. Excluding the one-time impact of the penalty, the pre-tax loss for Corporate/Other was $657 million this quarter. And looking ahead to the fourth quarter, we would expect a similar quarterly pre-tax loss.

Slide 11 shows our net interest revenue and margin trends. In constant dollars, total net interest revenue of $10.5 billion this quarter, declined $930 million year-over-year, reflecting the impact of lower rates and lower loan balances, partially offset by higher trading-related NIR. On a sequential basis, net interest revenue declined by roughly $670 million, driven by lower loan balances as well as lower trading-related NIR. And net interest margin declined 14 basis points, reflecting lower net interest revenues.

Turning to non-interest revenues. In the third quarter, non-NIR declined 2% to $6.8 billion, given lower levels of consumer activity, partially offset by strong trading and investment banking revenues year-over-year.

As we look to the fourth quarter, we expect the continuation of these dynamics with both net interest revenues and non-interest revenues down year-over-year, reflecting the impact of lower rates and lower levels of activity related to COVID-19, as well as a normalization in trading and investment banking activity.

On slide 12, we show our key capital metrics. Our CET1 capital ratio improved to 11.8% driven by net income. Our supplementary leverage ratio was 6.8%, and our tangible book value per share grew by 4% to $71.95, driven by net income.

Before I conclude, let me spend a few minutes on our outlook for the fourth quarter. On the top line, we expect to see continued pressure in consumer, reflecting the impact of rates and lower levels of activity related to COVID-19.

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And we would also expect the low rate environment to continue to weigh on our accrual businesses in ICG. Our Markets and Investment Banking businesses should reflect broader industry trends.

In total, we expect this to result in full year revenues that are roughly flat, with the decline in net interest revenues more or less offset by non-interest revenues on a full year basis, consistent with prior guidance.

On the expense side, we remain focused on protecting our employees and supporting our customers. We are making targeted investments in the franchise where we see the best opportunities for the future. And we are accelerating investments to achieve excellence in our risk and control environment and enhance our operations for a fully digital world. As a result, we could see expenses that are up a couple percent or so, on a full year basis.

Turning to credit, as I mentioned already, if our macro outlook holds, we wouldn't expect additional reserve builds. But given the remaining uncertainty, we are also unlikely to see any material releases this quarter. And for the fourth quarter, we would expect the level of losses similar to those seen this quarter.

In summary, the environment remained challenging this quarter, but we continued to perform well. Year-to-date, we have demonstrated the significant earnings power of the franchise. We ended the quarter with a strong capital and liquidity position.

Overall client engagement remains strong. We grew book value this quarter, and we have remained focused on supporting employees, customers, clients and communities.

With that, Mike and I are happy to take any questions.

QUESTION AND ANSWER

OPERATOR: Your first question is from the line of John McDonald with Autonomous Research.

JOHN MCDONALD: Hi. Good morning. Mike, I just wanted to ask a question. In terms of lessons learned on the consent order and the need to invest here, I guess the question is why weren't these issues addressed earlier? Was there a misread of regulatory expectations? Or was management attention and resources just needed elsewhere and you didn't get to it yet?

MIKE CORBAT: John, over the past decade or so, I think we've done a lot of work in terms of positioning the firm from both a financial and a strategic perspective. And I think we've made a number of investments across areas that we felt were critical. And we're going to continue to make targeted investments.

At the Barclays Conference, Mark spoke about our next phase of our transformation. And I think as we kind of think about that, we have always been focused in terms of how we operate. But I would say, we haven't gone fast enough, that we feel that – again, I think if you look at COVID in the way we've come through COVID, I feel quite proud about kind of what we've done. And what we've been able to do. Obviously, not over.

And we've initiated a number of significant remediation projects along the way to strengthen our controls, our infrastructure and our governance, but that being said, we didn't do it fast enough. And we've got to move faster. And that's certainly where we're going to be focused.

I think in terms of what the expectation should be, in terms of how we're going to approach that, I think, really four pillars that we're going to be focused on. One is the organizational component. And you've seen us already go at that in terms of the establishment and hiring of our Chief Administrative Office and Officer, Karen Peetz coming in. And I think creating and putting a framework around the way we'll go at this.

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I would say the strategic component, which is really agreeing on what the end state vision for our process is. And I think being critical. As I said in my opening, we have brought people in to give us an external assessment of, what needs to be done and where we fell short. And I think it's making sure that the work that we do comes together across the institution.

So as opposed to simply addressing specific issues, solving holistic problems. I think there's an operational component behind this in terms of making sure that around things like data and technology, we're driving the proper automation, the elimination of manual touch points and other things that we've spoken about. And I think importantly, the fourth component is the cultural piece.

And making sure that all the businesses, all the regions, all the functions, understand that it's everyone's responsibility to get this right. So I would say it hasn't, John, been from lack of effort and commitment to it. But I would say that we certainly could have and should have worked smarter around getting to the end point.

JOHN MCDONALD: Okay. That's helpful and then a follow-up for Mark. Mark, obviously, with the consent orders and the work required, additional expense and investment will be needed in the coming years. Do you still think you can make progress closing the profitability gap to peers?

Will that still be a goal? And also if you can't do significant M&A or portfolio acquisitions, are there opportunities potentially to slim down and simplify the company over time that could help profitability? Thanks.

MARK MASON: Yeah. Thanks, John. So the answer is yes. I mean our intent is, over time, to continue to narrow the gap, to continue to increase profitability, improve returns over time. And so that hasn't changed.

With every crisis, in some ways, comes a unique opportunity, and that is a unique opportunity to take a hard look at your business model. And you see corporations around the world having to think through that as they manage through this crisis. And similarly, we will – with the benefit of a new incoming CEO and as well as managing through this crisis, we'll continue to look at our business model, continue to look at our strategy and see what makes sense as we come out of this and how we can best capture opportunities to serve our clients.

JOHN MCDONALD: Okay. Thanks. And one quick follow-up. Is it clear to you what will be deemed significant acquisitions or portfolio additions versus ordinary course, or is that something that's still to be defined?

MARK MASON: Yeah. It's still to be defined, but there are some things that are obvious in terms of BAU activity, in terms of securitizations and other types of activities that we do within different parts of the franchise. But we still have to define what significant means and get regulatory agreement on that.

JOHN MCDONALD: Okay. Thank you.

OPERATOR: Your next question is from the line of Glenn Schorr with Evercore ISI.

GLENN SCHORR: Hi, there.

MIKE CORBAT: Hey, Glenn, good morning.

GLENN SCHORR: Good morning. Just a quick follow-up on the consent. Just are the expenses going to be inside of Corporate/Other and outside of the businesses? And then related to the question - is it clear to you that if and when the group comes off capital return suspension that you will be able to act as any of the other banks will act on the capital return front?

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

MARK MASON: Yeah, sure. In terms of the first question, as you heard me mention before, we're spending more than $1 billion in terms of incremental spend in 2020. That is split between Corporate as well as some of the other businesses depending on the nature of the spend. I would expect that as we go forward, it will be a similar dynamic. Again, depending on the nature of the spend, would be booked in Corporate/Other or in some of the respective – or one of the respective businesses. To give a quick example, in some of the consulting spend that we do that is meant to help scope out end state vision for a key process, for example, we'd likely book that in Corporate/Other. It would serve to benefit the entire franchise. And so, that's just one example.

In terms of capital actions going forward, there's nothing in the consent order that prevents us from making capital action decisions and taking capital action decisions going forward, and so we would expect that we'd be able to act similarly to our peers as we come out of this crisis.

GLENN SCHORR: I appreciate that. One quick one on cards, if I could. You're down double-digits, well into double-digits in Asia and Mexico, but just overall, I wonder if you could parse out how much you think that's the macro environment and some of the obvious that you've already spoken on? Because what we're trying to build back to is what takes us to the other side where we have a bottoming out and building off of bottom and that includes how you're marketing. Meaning, are promo and teasers on hold given the macro backdrop and how you're marketing into the banking base? Thanks.

MARK MASON: Yeah. So, look, there are a couple of different dynamics that I think are important. I think the key one you hit on, which is we're still in the midst of a crisis. And so, we're very much still seeing pressure on purchase sales. It's better than it was in the prior quarters, but there certainly is still pressure there. We're seeing that across the franchise.

One of the big drags this quarter you see is Retail Services. That's in part tied to the partner and revenue sharing that we have with partners where an improved forecast in loss expectations ends up resulting in us sharing more revenues with the partners. But the dynamic that's important to watch as this plays through is how unemployment, how GDP evolves and what that means in the way of purchase activity starting to pick up, and that's going to be an important factor.

We are keeping a close watch on that. We have dialed back advertising, marketing spend, BALCONs, et cetera, et cetera. And we want to be thoughtful about when we leg back in as we see signs of things turning. And so, we keep a close watch on that. We don't want to be late to that. And we'll be very proactive at getting after it where it makes sense and testing it where we think we're seeing good signals that warrant us increasing some of that spend to drive some of the future volume activity that we see. But as of right now, we're seeing the pressure on volumes that's really a direct byproduct of the crisis we're managing through.

GLENN SCHORR: Thanks, Mark.

MARK MASON: Yeah.

OPERATOR: Your next question is from the line of Jim Mitchell with Seaport Global.

JIM MITCHELL: Hey, good morning.

MARK MASON: Good morning.

JIM MITCHELL: Good morning. Maybe just a question, a follow-up on expenses. You guys have done a pretty good job over the last few years sort of investing – spending on investment and offsetting with efficiency saves. Obviously, that may not happen perfectly this year because of the incremental spend.

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

How do we think about that going forward? Does this ramp-up start to stabilize next year and you can kind of get back on that path, or how do we think about beyond 4Q?

MARK MASON: Yeah. So, look, I think that, as I mentioned, we've got an incremental spend of about $1 billion this year that has gone towards infrastructure, risk and controls. We started that incremental spend path, if you will, in 2019. So, to some extent, in our run rate is more spend towards those types of activities. There will be an opportunity to look at that spend - the $1 billion - and recalibrate it or point it in a different direction or reprioritize the spend. There's some of it that is a one-year spend that we’ll have an opportunity to spend again, so to speak, as we get into 2021, and we'll take advantage of that opportunity.

The order requires, I think, a very important step, which is that we step back and come up with a target end-state vision for some of these key processes and the risk management controls and compliance around them. And I highlight that step because we need to do that in order to appropriately dimension the reprioritization of the spend we already have in our expense base and what incremental spend is necessary.

And so, we'll do that over the time period that's been allotted to us within the order. It is an investment. And I highlight that because many of the things that Mike described in terms of automation, in terms of reduced manual touch points, in terms of straight-through processing. Many of those things will yield benefits in the way we run our organization, in the way we not only improve our operations, but in the way we're able to go to market and compete and serve our clients.

And so, I do expect benefits to accrue from these investments down the line. And we will separate and away from that, because I won't compromise the dollars needed in order to make those improvements in those investments. Separate and away from that, we will continue to be responsible managers of the firm, and that means ensuring that we look across the franchise to ensure that we're spending wisely.

JIM MITCHELL: Okay. That's helpful. And maybe just pivoting to NII. I appreciate the year-over-year guidance, but where and when do you see it kind of stabilizing given where the rate picture is right now?

MARK MASON: Yeah. So, look, I mean, there are obviously a lot of factors that play through the quarter and 2020. The combination of not only rates, but the volumes that have played through are all important factors here, let alone the amount of liquidity that's in the market and the impact that has on the balance sheet. I'd expect for NIR to stabilize and stay relatively flat as we go into the remainder of the year, assuming current trends kind of play out.

We project some NIR growth on the accrual businesses as hopefully COVID diminishes a little bit. However, as I've said before, the Markets NIR could be somewhat volatile. So, a little bit hard to predict, as you well know. But we're looking at stabilization as we come through the end of the year here.

JIM MITCHELL: Okay. Thank you.

MARK MASON: Yeah.

OPERATOR: Your next question is from the line of Mike Mayo with Wells Fargo Securities.

MIKE MAYO: Hi.

MIKE CORBAT: Hey, Mike.

MIKE MAYO: My question is for Mike. Look, Mike, we've agreed a lot about Citi's improved resiliency. Since you started, Citi is simpler, stronger and safer. And you can look at the CDS spreads - they were 4 times wider than when you came in as CEO, and that's progress. But what we've disagreed on is the pace and need for more restructuring. And so the question is, where is the sense of urgency?

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

Speaking on behalf of investors, people I speak with, there's a collective sense of extreme disappointment with technology, the new regulatory order in tech, the root problems were not transparent to investors. On execution, you didn't go fast enough. And you said this new tech fix will take time. On the business mix, many questions continue on why you have this global consumer footprint, which has terrible efficiency. And returns, worst-in-class - RoTCE this quarter, 8%. Even if we give you the 12% from last year, that's still below the 19% of JPMorgan this quarter alone. So, where is the sense of urgency? So, recognizing the improvement that you've had with the balance sheet, but still a long way to go with strategy, why not step aside now and have the new CEO, Jane Fraser, take over as a way to demonstrate the increased sense of urgency? Thank you.

MIKE CORBAT: Sure. Yeah. So I would start out, Mike, by saying that I think it is important to the board, it's important to the company that we have a real transition. As you recall, my transition was about five minutes. And as part of this process, I did commit to the board that I'd stay throughout the year and close out the three-year plan, which we announced in 2017. We are starting the transition now. And I think that allows Jane to be very much involved in terms of our financial plan. And if you recall, when I started, I thought it was important kind of going into the budget and planning process that the CEO own that. I think I was fortunate in terms of my timing of coming in of that being the case. And I think with Jane coming in, that will very much be the case because she will be accountable for delivering next year and into the future.

I think it's also important that Jane has taken on the transformation work and working on the gap analysis and other related things to the consent order as part of that. By the way, Jane continues to have a day job in terms of running Consumer. She's also overseeing our return to the office in terms of our North America business, and I think the orderly transition is the right thing to do.

I think in terms of the accomplishments, I appreciate what you said in terms of some of the acknowledgment. But again, kind of grounding where we started, net income increased from $7.5 billion to the end of last year, north of $19 billion. Our return on assets went from 39 basis points to right about 100 basis points. Our return on tangible common equity, yes, still behind our peers, went from 5% to 12%, but went a long way towards closing that gap. We went from returning hardly any capital in 2012 to returning nearly $80 billion over the last six years and reducing our share count by about 30%.

And so, I don't think you accomplish those things without a sense of commitment and a sense of urgency. And I feel great about the team that's in place and their commitment to that. And so, I think we have made significant progress and I think Jane's got a foundation to build on from that. And I think she and the team will be kind of focused on those things. And again, I think coming out of COVID, as Mark talked about here, or as and when we come out of COVID in the environment, I think there's things that they can take advantage of, and I think they will, and I think they'll certainly act with that sense of urgency.

MIKE MAYO: Well, as my one follow-up, what can Citi do to show more alignment with shareholders? Because despite all those improvements, the stock is still trading at about half of book value - where it was eight years ago since Citi was formed or since 2000. CEO comp is just shy of $400 million, when you have worst-in-class stock price performance. So, whether it's pay in stock or – I mean, these problems didn't come out overnight that the regulator has identified. So, it's just you're on a path, and now all of a sudden, we find out that the engine underneath the company wasn't as strong as it should be.

And we just – I think we, speaking with the investors I speak with, feel as though shareholders are a secondary consideration after all the other constituencies. And what symbolically can Citi do if you're not going to step aside and have Jane take the reins sooner, what else can Citi do to show that shareholders actually matter instead of waiting for another maybe three to four-year plan?

MIKE CORBAT: Well, shareholders absolutely do matter, Mike. And if you kind of look at throughout the firm, whether it's the pay structure, employees and in particular, more highly paid employees getting paid significantly in stock or stock-related type of instruments, of the different programs and scorecards being very linked to how we perform and the things that, hopefully, over time drive share performance.

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

And again, I think there's no one thing in particular. And so, I think getting those metrics right is critical. I know the board, I know the Compensation Committee all work hard in terms of trying to create that alignment. And again, I think from a disclosure perspective, we've been very public and transparent in terms of the metrics and the scorecard process that leadership and broader management has held to at the firm.

MIKE MAYO: All right. If I can squeeze in one more just for Mark, as you – I mean, obviously, disappointed with the execution, strategy, controls, transparency. But just looking forward now with the financials. As far as the expenses, Mark, you were already asked about this, you're already spending $1 billion. You say some of this is a one-year spend. I guess, you have to do a review, so you don't really know the exact spending to fix these problems, but should we think of $1 billion, should we think of $2 billion, is it bigger than a bread box?

Again, when we hear, it's not a quick fix, it's not an easy fix, it's going to take a while. People's imaginations run wild. Is this $10 billion? Is it $5 billion? Somehow, frame this the best that you can, again, given that you're at the early stages of a more full review.

MARK MASON: Yeah, Mike, what I would say is – look, if you look back, we have been, I think, quite responsible at managing our investments over the past number of years. And what people should expect is that we'll continue to be responsible around that. The second thing I'd say is that these are investments, as I said earlier. I think they are necessary investments to improve the way we operate and our ability to compete. And these are investments that we're going to make, right? It's hard to pinpoint a number, as you've said. I would expect, as I mentioned earlier to an earlier question, that we will continue to increase our profitability, we will continue to improve our returns. But I can't dimension the number for you next year or the year after, except to say we are still running the firm. We have performed, I think, quite well through this crisis. There is still a crisis for us to manage through, and we will continue to do that with a focus on our clients and responsible management of our overall financials. And when we get more clarity on the actual spend and as we get through the budget that's here and the response to the order, I'm sure I'll be able to give you more color on that.

OPERATOR: Your next question is from the line of Matt O'Connor with Deutsche Bank.

MATT O’CONNOR: Good morning. First, thanks for taking all the questions. I guess, it doesn't sound like Jane is on the call, which is fine. It's not surprising. But when should we expect to hear from her in terms of the transition and kind of her thoughts on the regulatory issues and process forward?

MIKE CORBAT: Yeah. I think we should let her kind of get her feet under her and go through some of these processes and get educated and start to form her opinions as I described. And so, we'll probably start to introduce her on the January call in terms of maybe having more view towards a forward look. And then, obviously, the quarter after that, she'll have the reins.

MATT O’CONNOR: That makes sense. And then understanding that there could be more kind of views in the room, so to speak, but for now, just the thoughts on addressing the regulatory issues, is that a matter of spending money and fixing the processes? You did kind of allude to, there could be some strategic changes. So, is this the business model that you think Citigroup will have going forward or more structural changes potentially coming to address the regulatory issues and better position the company?

MARK MASON: Let me perhaps try and clarify the earlier comment. So, to be clear, we have, as Mike described, a consent order that we need to address. And I think importantly, when you look at that consent order, it is an opportunity for us to take a step back and look at these key processes and the infrastructure, controls and compliance activity that support them. So, that's kind of one important step that as responsible managers of the franchise, we intend to execute against, and some of that we've begun already, and that was referenced in the consent orders.

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TRANSCRIPT Citi Third Quarter 2020 Earnings Review Tuesday, October 13, 2020

Separate and away from that, what I was alluding to was just simply put the idea that we are in a crisis, and as you go through a crisis, you learn things about your business. And as I mentioned, we talk to clients all the time. They're learning things about their business as they manage through this crisis. We're learning things about and identifying opportunities about our business. For example, the investments that we've made in digital have turned out to be very wise investments as we manage through this crisis. What are the opportunities to accelerate that type of spend as we go forward, given the acceptance of digitization has probably been accelerated by a couple of years now.

The importance of revenue mix and growing our fee-based revenue or the traction that our wealth management business is getting in this type of environment presents opportunities for us to look at how we can expand that aspect of our business and business model. So, the crisis will create and has created an opportunity for us to take another look.

On top of that, with any new CEO, I think, you would expect an opportunity for that person to take a step back and take a look at the business that we have, take a look at the environment that we're playing into and to make an assessment as to what the right path forward is in light of where we think the growth trajectory is and where we think the return opportunities are. And so, that is the other leg that with Jane coming in, in February, I'm sure she will want to take that opportunity and see what comes of that. So, hopefully, that clarifies the point.

MATT O’CONNOR: Yes, it does. Thanks for the color.

OPERATOR: Your next question is from the line of Erika Najarian with Bank of America.

ERIKA NAJARIAN: Hi. Good morning.

MARK MASON: Good morning.

ERIKA NAJARIAN: Mark, I apologize, but I'm going to have to re-ask the question that you've been asked many times, and I'm wondering if this could be a successful attempt. But as we think about productivity savings versus investments in risk management for 2021, is $11.9 billion – or rather, $10.9 billion, a good starting point in terms of how we should think about quarterly expenses as we think about the next several quarters?

MARK MASON: Well, the expenses that we have in the quarter that you reference include, obviously, a $400 million civil money penalty that's part of that, that's booked in operating expenses. And in terms of 2021, we're in the midst of constructing our plan right now. And so, hard for me to give you an exact number or run rate number for you to forecast in 2021. So, sorry to disappoint, but I don't have much beyond the way I've answered that question already.

ERIKA NAJARIAN: Okay. And I guess my second question is to Mike. And I think it's always hard to call out competitors by name. But going back to Mike Mayo's set of questions, the questions that we as analysts got ever since that Journal article came out, is why isn't Citigroup the new Wells Fargo in terms of regulatory issues? And many investors pointed out that when your consent order came out last week that the asset cap and business activity limitation for Wells actually came out two years after the consent order.

And without listing the things that you've already accomplished and perhaps just looking forward, how can you reassure your current investors and prospective investors that you're not going down the same laborious regulatory remediation route as one of your peers, which could clearly be impactful in terms of business activity restrictions?

MIKE CORBAT: Sure. So, I would say one very important part of that, Erika, is what we spoke about in terms of no widespread customer harm. The company did not profit from the activities, and you can kind of go on with that. I think the second piece is that around customer harm and around some of those things,

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there were not just Wells Fargo, but there were kind of widespread industry deep dives into sales practices and other pieces in here.

I think in this, you've seen, and we've talked about the four areas of focus and where we're going to be spending our time. And we've been asked to do the gap analysis. We've obviously been at this for a while, and we will obviously do a good extensive gap analysis. But I think we've got a kind of reasonable idea. And again, we're open to the findings that come from that in terms of the things that need to be done. And I think that, as importantly, in there is kind of the understanding of the process failures that got us here. Again, no fraud, no customer harm, no benefit around that.

And if I could just go back and touch on the question that you asked Mark, I think an important way to think about it is, historically, you've heard us kind of speak to the way that we've gone at the expense side of things is really working hard to offset the costs that we've been putting out there in terms of some of this transformation work.

I think the way you're going to hear us talk about it and the way you should think about it is those are separate streams. The remediation work will cost what it will cost, but don't think as a result of that, there's still not significant work that we recognize that we can do from a business improvement process. And so, we're not linking the two as those necessarily being offsetting, but we will continue to work on those things to better the efficiencies of the company away from this.

I think the second piece is that, that while we're not speaking to it, we've referenced it, I think that this work will have – this transformation will have an ROI in terms of what this allows us to do and do differently. We talked about from the client and customer perspective, the business process in terms of the way we aggregate data, the way that we kind of move risk and controls through the firm in a more automated way, we think gives us the ability not just to improve the process, but we do think that over time it will have a return in terms of the benefits and costs that are associated with those, both directly and indirectly.

OPERATOR: Your next question is from the line of Steven Chubak with Wolfe Research.

STEVEN CHUBAK: Hi. Good morning.

MARK MASON: Good morning.

STEVEN CHUBAK: So, maybe a question for Mark pertaining to capital. One of the things that has happened recently is that the advanced CET1 has now become your binding constraint. And one of the key questions that we've been getting or – and was an expectation that we would see a significant uptick in RWAs relating to operational risk. And it looks like that generally speaking, there hasn't been much movement in terms of RWA divergence. And I was hoping you could speak to whether the impact from recent events has fully reflected in that number, or whether we could see a further upward pressure in the fourth quarter?

MARK MASON: Sure. Yeah – you're speaking to the civil money penalty. The answer is yes, we have reflected our estimates of the impact in the RWA for operational risk associated with that. And just given how it falls in terms of the level, the magnitude of the impact relative to other operational risk, there was not a material change in the RWA as a result of it.

STEVEN CHUBAK: Got it. Okay. And then, just one follow-up, Mark, relating to discussion about profitability targets and the need to – and the desire to close the gap with peers and that's still your intent. This year, you've planned to do an Investor Day. It was delayed due to, well, COVID and the consent order and a CEO transition. Does the management team intend to provide refresh targets in the coming months? And are there any plans to actually hold an Investor Day so you could provide a more fulsome update? I know it's challenging to answer without Jane on the call, but I was hoping to get some perspective as to

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how we should think about the timing for when we can get at least some updated targets to hold the management team accountable to?

MARK MASON: Yeah. No, again, that's a – as you said, that's a tough question to answer. I would like to give, obviously, Jane the opportunity to get in the seat and to work through some of the things that Mike has referenced and I've referenced earlier. Obviously, in the fourth quarter – at least historically in the fourth quarter, we've tried to give some context not only for full year performance, but in terms of what we're seeing in the market going forward. We'll see how this fourth quarter plays out. And obviously, on the fourth quarter earnings call, we'll give an updated perspective on what we think performance might look like in 2021, and also the timing for which we can give you a more comprehensive view on how we think about things going forward.

OPERATOR: Your next question is from the line of Saul Martinez with UBS.

SAUL MARTINEZ: Hey, guys. Good morning.

MARK MASON: Hey, Saul.

SAUL MARTINEZ: So, I'm sorry, I'm going to beat a dead horse even more here with the consent order and potential applications on costs. But I know it's hard to know what the time horizon is around this in terms of having more color. And it's clear you want to take this seriously and you're not going to skimp, but these processes can be expensive. And as you know, you do have to improve outcomes in the short term and that has expenses, but build more systematic solutions to operational risk efficiencies which require longer- term investments and whatnot.

So, with all of that, how – I mean, when do you think you will know what you're up against? And when I say what you're up against, I mean, meaning the – not only the incremental expenses, and I'm not just talking about 2021, but just in absolute terms, how much you're going to have to spend to fix these issues and the time horizon to fix these issues? When do you think you'll have better handle on the multitude of different dimensions to this?

MARK MASON: Yeah. So, let me try and go at this again. So, look, we have – we spend, call it, $42 billion, $43 billion a year in terms of total expenses. You've heard me reference about $9 billion of that is associated with technology and maybe half of whatever is associated with kind of compensation. But I'd highlight that to say that we obviously have a large expense base, one that we've been managing very diligently over the past number of years. And with that expense base, there are a couple of different areas that I think are useful to point out as we think about the incremental need.

So, one is the $1 billion-plus in incremental spend that we've made, and as I mentioned earlier, the opportunity to re-spend those dollars, to reprioritize those dollars. There's also a spend that we make on the current operations and infrastructure that we make every year. And that too I think will give us an opportunity to relook at that spend, that base and reprioritize that spend, right? So, there are multiple categories where we can repoint, if you will, to a better approach of addressing what's been highlighted in the order. And it's not until we kind of work through the incremental that's already in there, the base that rolls off and gives us an opportunity to re-spend that we then are faced with, okay, what more is required around the investment.

Now, a couple of percentage points of an increase is pretty significant in the way of absolute dollars that can be put to work on these types of initiatives. In terms of the when, well, let me get one of them. And then the second thing I'd highlight is, as Mike pointed out, separate and away from the required spend to address the opportunity or the investment in infrastructure, risk and controls, there also remains opportunities for us to look at our data centers, for us to – to look at that where we have – to ensure the right placement of people around the organization, so our footprint, for us to look at some of the roll-off from some of the

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COVID spend that we've had to make this year. So, there are other opportunities for us to look at dollars that we have, let alone capacity adjustments that may be warranted coming out of this COVID-19.

And so, what I'm trying to highlight is that there are many puts and takes through the budget process that we're constructing now and the process that we will use to dimension the spend associated with this order.

In terms of timing, the order actually points out that we've got some 120 days or so to identify the gap, a gap between our current state and an end state target, and then some 90 days or so to develop and have a plan approved, after which we can move towards executing or continuing to execute against.

And so, that gives you some sense for how we're thinking about the timing and the dimensioning of this. But again, I think we've got a track record now, as has been pointed out, of being very thoughtful and responsible around investment dollars and our total expense base. And you and others and shareholders should expect that we will continue to be disciplined and responsible as it relates to that. And again, as I mentioned earlier, we're looking to improve profitability and returns as we do this.

SAUL MARTINEZ: Okay. No, that's helpful. And hopefully, you'll be able to succeed on that latter point. Just a quick follow-up and a little bit more of a mundane question. I think just more of a correction or a clarification; I think you mentioned, Mark, in the fourth quarter, that Corporate/Other pre-tax losses should be similar to this quarter. Did I get that right because you obviously had the civil fee in that – in this quarter? So, can you sort of clarify that?

MARK MASON: Yeah. So, ex the $400 million. So, I said roughly the $657 million that we see, excluding the $400 million civil money penalty is likely to be the levels that we see in the fourth quarter.

OPERATOR: Your next question is from the line of Ken Usdin with Jefferies.

KEN USDIN: Thanks. Good morning. Mark, if I could go to a different topic, you mentioned that you don't really expect NCOs to start peaking until the end of next year. I was just wondering if that's just a time shift difference. And can you just kind of walk us through how you're expecting the loss curve generally to appear over the next year or so? Thanks.

MARK MASON: Yeah, sure. So, again, it's – when you look across the portfolio, we're seeing payment rates coming in higher than we expected. And consumers are proving to be quite resilient when you think about the stimulus and the forbearance programs that have been in place. And so, as we look at loss curves and delinquency buckets and what they're suggesting over the next number of quarters, it looks as though at the aggregate level, we're likely to see losses towards the fourth quarter or back-end of 2021.

Obviously, assumptions around GDP, assumptions around unemployment, all of those factors come into play, but that is, in fact, what we're seeing. That's going to vary by regions. And so, in Asia, in LATAM, we may see that earlier, but what I was referencing in the back end was kind of when you look at the aggregate portfolio.

KEN USDIN: Got it. Okay. And if I could follow up on a question on just taxes, obviously, when taxes went down, you guys had to write down the DTA. And just in terms of the outlook, at least from what we know about a potential rise to 28%, depending on the outcome of the election and the eventual plans, any ideas of what type of impact a directional change might have to the others – to the positive in terms of either tax rate and being able to write back up the DTA?

MARK MASON: Sure. So, hard to know exactly what happens, but in the event that we did see or we do see a tax rate increase to 28% or so, and it went into effect in the latter part of 2021, it would likely result in our DTA increasing by about $4 billion, so a one-time increase in our DTA of about $4 billion. It obviously would have the impact of our rate being close to that level, our tax rate being close to that level and as a result of that, less income, given the higher tax rate, less income contributing to the CET1 ratio.

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And then, in terms of the disallowed DTA, with a higher corporate tax rate, we would expect to return to our usage levels of roughly $1 billion per year. So, that gives you a little bit of a sense of a couple of the moving pieces, should that happen.

MIKE CORBAT: And Mark, I think an important nuance there is what comes out between remaining territorial, or a reversion to global taxation. I think what people are talking about today is it would likely remain territorial, which, again, with average global tax rate of about 25%, that would certainly benefit us in some of the jurisdictions that we operate in.

MARK MASON: That's a good point. Yeah.

OPERATOR: Your next question is from the line of Brian Kleinhanzl with KBW.

BRIAN KLEINHANZL: Great. Thanks. Can I just ask one quick question first on the NII? I heard you saying that it's going to be stabilizing after the fourth quarter as you look out to 2021. But can you kind of just outline some of the factors that are leading to that stability? I mean what gives you confidence that it's actually be stable off that level? Did you think about the potential for stimulus and maybe further consumer deleveraging if we get stimulus in that statement? Thanks.

MARK MASON: Yeah. And so, look, again, that is based on kind of current trends that we're seeing in terms of roughly improving unemployment and improving GDP. Obviously, there is talk of another stimulus, in terms of its impact, we've assumed that kind of a bit later in terms of in the first quarter of 2021. It does assume that we continue to see the purchase sales activity improve quarter-over-quarter.

We've seen some of that certainly in Q3. We continue to see that as we look even in the early days of October. And so, that playing out would be another important factor. And then, obviously, what happens in terms of the overall liquidity that's in the market is a factor that influences mix and the NIM as well.

BRIAN KLEINHANZL: So, maybe just second question on the NIM. I mean, if you think about the yields on the earning asset side, I mean, are you getting closer to the trough yields as you think about the repricing cycle? And where rates are, they stabilized at a low level, so are you kind of expecting earning asset yields to be closer to a bottom as well? Thanks.

MARK MASON: Yeah. So, look, in terms of the NIM, we've seen some of the, obviously, the pressure from rates. We've seen the pressure in terms of the market, in terms of the mix of assets that we have, but also pressure in terms of the deposit levels coming in quite high with, frankly, a lack of loan demand to put that to work. And so, subject to how that liquidity that's in the market evolves, and what happens with ultimate asset pricing is going to have an important factor on that.

The NIM is really an output of how those NIR revenues play out and how the balance sheet evolves. And so, a bit of continued uncertainty a little bit in terms of how some of those market factors play out, but we see that as well stabilizing towards the end of the year.

OPERATOR: Your next question is from the line of Jeff Harte with Piper Sandler.

JEFF HARTE: Good afternoon, guys. Unfortunately, I have one more consent order kind of related question. Do you have a feel for regulators' views on the adequacy of existing remediation projects that have been underway, versus just not having moved fast enough?

MIKE CORBAT: Sure. So, I would say that, not have moved fast enough and not have been holistic enough, Jeff, to use my words. And so, again, I think this gap analysis will give us a better sense of that. But again, as I said, we've brought others in to help us look at and think about these things. And so, again, we'll see what the final analysis yields. But I think we've got a sense of the right approach and direction.

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JEFF HARTE: Not necessarily you're starting over?

MIKE CORBAT: Boadly defined, no. There may be some more refined areas where it may make sense to do that, but not broadly. And again, I think if you look at kind of how, as an example, we've kind of managed through this crisis, which I think is a good real life live test, again, I think we've been able to get the data, we've been able to make the right decisions, we've been able to act in a timely manner. But again, I think this pandemic has shown us the accelerated move to digital and the ability to continue to work remotely or more remotely over time and the ability to make faster and better decisions is critical. And in particular, as I think appropriately, our regulators continue to raise the bar on the larger institutions in terms of their expectations.

JEFF HARTE: Okay. And just kind of something fundamental, Mexico is a relatively large exposure for Citigroup and a geography upon which the market has some macroeconomic concerns. Can you talk a bit about the credit-related trends you're specifically seeing down in the business in Mexico? And kind of maybe what your expectations are? Or how much things like deferrals have helped down there?

MARK MASON: Yeah, sure. So, I mean, look, Mexico, similar to other parts of the world also had forbearance as part of the program, although, unlike the US, in Mexico, customers needed to be less than 30 days past due as of the end of February to be eligible.

And so, what we saw is that when you look at our loss rates for the quarter, you see a tick-up in Latin America, largely driven by Mexico and the impact of those customers kind of playing through the delinquency buckets and into losses. That said, Mexico also comes with a higher NIM, in the way of overall performance. And we would expect for losses there to certainly come to a peak sooner than the end of 2021.

In terms of more broadly, our exposure in Mexico is about $57 billion in terms of total country exposure. And that's down a little bit since the second quarter. At the end of the third quarter, about $30 billion of loans between GCB and ICG in Mexico, $13 billion are consumer loans, about $16 billion are corporate loans. And about half of that $13 billion, a little bit more than half is in credit card and personal loans.

And remember, we tend to target a higher-quality customer segment than most of our peers there, and we price the risk accordingly. And so, we would expect for that to play out in a relatively favorable way.

And then, there's another 81% of our payroll loans in the portfolio are concentrated in sectors that have a lower risk of layoffs like government employers and pensioners. And so, that too should be helpful as we think about the quality of our book. And then, there's the portion that's in mortgages is – it weights towards LTVs less than 50%. And so, that too should – speaks to the quality of our book. So, overall, we feel as though we're appropriately reserved, and are managing reasonable levels of performance there.

OPERATOR: Your next question is from the line of Charles Peabody with Portales.

CHARLES PEABODY: Yeah. I just had some follow-up questions on net interest revenue guidance. You kept using the word stabilization as we enter 2021. So, my first question is, does that imply further weakness in the fourth quarter before it stabilizes?

And then the related question, on page 11, you show the mix of net interest revenue between the core bank and then the markets related. And you saw a big drop in the markets-related net interest revenue. And I was wondering if you can talk about what drove that. And is – which of those pieces do you expect to stabilize first?

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MARK MASON: Yeah. And so, just to be clear, the stabilization that I was referring to is kind of as we go into the fourth quarter. And so, I'd expect net interest revenue to stabilize in the fourth quarter for total Citi and for many of the factors that I mentioned already.

Look, the markets revenue, as you've heard me mention before, it's really important to look at total revenue. The total revenue there, in part because the nature of how transactions are structured with clients, impacts whether that revenue is coming in the form of NIR and non-NIR. And so, I think it's very important to, as I mentioned, look at total revenue there.

And our total revenue in the quarter, as I mentioned earlier, is up in terms of in total markets revenue, in light of the strong fixed income and the strong equities performance that we saw there. And so, that part is lower than the prior quarter as we see some of that normalization in markets take place, but still very strong in light of the environment that we're managing through.

And candidly, as we go into a fourth quarter, with an election and in the case of Europe, Brexit and speculation around the stimulus and uncertainty around vaccines, hard to predict exactly how customers, clients decide to reposition their books as some of those things become clearer. And so, total revenue in the way of markets revenue is the way we think about it. And a fourth quarter that I think will show NIR revenue stabilizing, but keep in mind, markets performance will likely have puts and takes.

CHARLES PEABODY: And my follow-up question, let me just ask that same question about mix between markets-related NII and core bank. Would you expect the core bank NII to actually grow in the fourth quarter sequentially?

MARK MASON: Well, again, I would expect that our fourth quarter will show net interest revenues and non-net interest revenues kind of down year-over-year but the aggregate of the two relatively stable.

OPERATOR: Your next question is from the line of Vivek Juneja with JPMorgan.

VIVEK JUNEJA: Thanks for taking my questions.

MARK MASON: Good morning.

VIVEK JUNEJA: Good morning. Mike, on the whole regulatory issue, it's quite disappointing to read in the consent orders that the incentive comp did not account for risk management and the comments about the practices that the regulators made. Given that, what changes should we expect in senior management incentive comp? And can you talk about why you didn't prioritize risk management, which is such a cornerstone since the last crisis? And what changes should we expect in the board as well as other senior executives as a result?

MIKE CORBAT: So, the notion of accountability and I think what they're speaking to goes more broad than just the executive management team. But obviously, you've got a number of work streams here. You've got a fair number of people involved in those processes. And it's kind of taking it down and kind of making sure that the people who are responsible for each of those processes have the appropriate weighting.

And I think the challenge comes that in many of the instances or in many of the work streams, you actually have people that it isn't their sole job. They are a practicing expert or a practicing practitioner in terms of the markets business or in consumer or in different functions. And we have seconded them as part of their job into doing this regulatory work because they're the expert, they're the area through which a number of these things would flow.

And the question is, how do you create the proper balance and proper accountability around that? So, I don't look at it and say that it's just the executive team. I think it's striking the right balance. And so, as an example, should someone in risk be responsible for delivering on financials of the firm, profitability,

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expenses or other pieces that are in there. And so, I think it's kind of creating the right balance to drive the right behaviors, get the right outcomes in people in both directions properly. So, again, I think that it's – the way it's written, it's – my interpretation is it's actually broader than the way you've described it.

VIVEK JUNEJA: Okay. And so, does that mean you'll be adding more people do you think as a result to be able to hold some people fully responsible for this? Or how are you thinking as you look forward?

MIKE CORBAT: Well, we have, in risk and controls, we've added thousands of people since the beginning of the year and we were adding people last year to these projects. So, without a doubt, we've been bringing those resources and getting that expertise in. And we've tried to bring in subject matter experts from other firms, from other industries to help us as we think about these things.

And I think we've made a number of very key strong external hires. I think we've made some very strong internal moves in terms of people. And I think we've also moved strongly in terms of, what I would say, single hatting people, i.e. making this remediation not just their primary, but in many case, their sole responsibility in terms of delivering on. So, again, yes, we're absolutely committed to having the right resources, the right expertise, the right talent and then having the right accountability around delivering against this.

MARK MASON: And Mike, you may have mentioned, but Karen Peetz, obviously, we brought in as the CAO and to help kind of lead in this transformation across the organization. So, as you say, we're bringing in the people that we need and getting after it.

OPERATOR: Your next question is from the line of Betsy Graseck with Morgan Stanley.

BETSY GRASECK: Hi. Good morning.

MARK MASON: Good morning.

MIKE CORBAT: Hey, Betsy.

BETSY GRASECK: Yeah. So, like you just mentioned, Karen was brought in in June. And Mike, I know you became CEO of the Citibank USA legal entity back in June timeframe. So, I guess I'm kind of looking at all this thinking, you must have expected – you've been working on this for a while and I was thinking you probably expected some kind of requirement from the regulators that you were already partially executing on. Is that fair? Like, is this consent order might be a surprise to the Street, but is it really a surprise to you?

MIKE CORBAT: Well, around these work streams, as we've acknowledged, we have been working on them for a while. So, it's not like all of a sudden, we woke up one day and said, gee, we're going to go at some of these things as de novo or new projects. So, we've been working on them for a while. And I would say that, again, what we've been focused on is really bringing these projects together.

I would say, a historic approach that we've taken is we've gone at these, in some ways, serially or individually. And I don't think that has yielded the outcomes that either I – either Citi or our regulators necessarily would want. And so, as we went down this path, it became apparent to me and, I think, the board and others that we needed to really join these processes and create a body to be able to go at it. And I think we're very fortunate to have Karen with us, who has been through some of this and have this expertise to be able to, I think, bring these work streams together.

Because when you think about data, as an example, data feeds through risk, data feeds through compliance, data feeds through lots of your controls and making sure that we're taking a holistic approach to the way that we go at and modernize our data approach is critical, such that we do it once, we do it right,

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we do it holistically. And so, again, I don't think the work or some of the work streams are new. I think the broader, more encompassing, holistic approach in some areas is newer.

MARK MASON: And Mike, just to that point, in terms of us having started this already, again, the incremental $1 billion we're spending, we started spending that at the beginning of the year, right? And we spent incremental dollars in 2019 as well. And by the way, that $1 billion wasn't something that I capped. It was what do we think is required to make as much traction as we can in the year. And we're spending that incremental $1 billion and still managing our total expenses responsibly, right?

BETSY GRASECK: Yeah. It's an interesting point, because when I look at the stock, I'm looking at a stock that's priced for effectively a 5% ROE, okay? And if you say, hey, that is right, because the expenses are going to go up that much to drive a 5% ROE, that's like a $5 billion increase in expenses. And Mark, to your point earlier, you were mentioning that you're planning on – or hoping to execute this improving profitability, which is obviously above 5% today.

So, could you help us understand what kinds of profit improvements you think you can focus on over the course of the next couple of years? I mean, I'm wondering what some big threads are. Is it better deposit, core deposits that can bring down your cost of funds? Is it greater execution with your current customer base? Is it incremental customers? I mean, help us understand what you're thinking about there.

MARK MASON: Yeah. Look, there are going to be multiple components to it, right? There are additional linkages that we try to capture across our franchises, whether it's doing more with our TTS clients. I mentioned earlier that, we are seeing a lot of traction as it relates to instant payment capabilities, whether it's doing more between our capital markets business in spread products and trade lending that we do with corporate clients in terms of unique structuring opportunities there.

And so, there are linkage opportunities across the franchise that we will continue to capture that I think will help in the way of top line performance. There are opportunities to grow in the wealth management space. We've seen 16% growth in investments in Asia this quarter. We think there's more upside. We think there's more wealth growth upside in the US as well.

But there are also operational benefits from – again, when we say manual activity, when you replace manual activity with an improved technology or an automation or straight-through processing, you remove the manual. Removing the manual improves the quality of the output in a more timely fashion. But it also, over time, is less costly, when you don't have those manual steps.

And so, I'd say, improved profitability, as we go into 2021 and 2022 and beyond, in part in getting both top line, ultimately getting expense benefits from a host of activities, including capacity adjustments that we may decide to take as we come out of this crisis, and then the other items play through as well, including cost of credit and so on and so forth.

OPERATOR: Your next question is from the line of Gerard Cassidy with RBC.

GERARD CASSIDY: Thank you. Good morning, Mark. Good morning, Mike.

MARK MASON: Good morning.

MIKE CORBAT: Good morning, Gerard.

GERARD CASSIDY: Mark, you've given us some good detail on the consumer portfolios. Can you share with us on the commercial side – when you look at your ratings that you give us in terms of investment grade to BB, B, CCC, they really haven't moved very much, since the fourth quarter of 2019. So, can you share with us, what you're seeing in these portfolios? And are the energy portfolios, and the leisure, and

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hospitality, travel portfolios, still the ones that give you the most risk or you see the most risk in terms of credit losses over the next 12 months or so?

MARK MASON: Yeah. Sure, Gerard. Let me start by saying, as you know, we have – coming out of the last crisis, we have really adjusted our risk framework, our risk appetite. We have rethought our client focus to ensure that we're focused on clients that can take best advantage of the breadth of our offering, but also on the multinational investment-grade type clients. And so we have maintained a skew in terms of ratings towards 80% or so of our portfolio being in those investment-grade names.

We've got a long history of operating in all of these sectors that you see on page 23, and we've got deep experience through cycles and expertise in each of these industries. And that includes client selection. And in many instances, we are banking many of the leaders in their respective industries. And it's important to note that because I think that speaks to not only the quality of the name, but what we can expect when you go through downturns, and it speaks to why we're so committed to staying alongside our clients and helping them manage through the uncertainty.

When I think about some of the sectors that we point to in this crisis, we've been thoughtful about the way we have dealt with these clients over time. So, you look at the aviation space, and our exposures there tend to be secured. They tend to – we have extensive experience with structuring to mitigate risk there, whether that's secured or guaranteed by export credit agencies, we've got extensive experience with valuation of collateral there.

If you look at autos, in many cases, the lending there is in securitization vehicles. So, the risk of bankruptcy is remote and with underlying consumer obligors in that case. You look at energy and a lot of that is reserve-based lending, with borrowing bases that go through a periodic re-determination. And that helps in terms of reducing exposure when oil prices fall.

And so, you look at these, you look at our activity with these clients in these sectors, our deep experience, and we think that it positions us well to manage through this with them and certainly feel good about the reserves that we have. And we have taken proactive actions in the pre-crisis, we went through exposure reductions just given where we were in the cycle, and we've aggressively downgraded names that are in impacted sectors early in the crisis and put enhanced monitoring in place. But as I mentioned, we feel good about the portfolio we have. We feel good about the reserves that we have, and we feel good about our ability to manage through this with these clients.

OPERATOR: I would now turn the call back over for any closing remarks.

ELIZABETH LYNN: Thank you all for joining today. Please feel free to reach out to Investor Relations if you have any additional questions. Thank you again, and have a nice day.

OPERATOR: This concludes today's third quarter 2020 earnings call. Thank you for your participation. You may now disconnect.

Certain statements in this document are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this document and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2019 Annual Report on Form 10-K.

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